Exhibit 19

INSIDER TRADING POLICY
(Last Reviewed and Approved May 15, 2025)

Table of Contents
I.    SUMMARY OF THE COMPANY’S POLICY    1
A.    Compliance with Laws.    1
II.    THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING IN SECURITIES    1
A.    General Rule.    1
B.    Who Does the Policy Apply To?    3
C.    Other Companies’ Stocks.    3
D.    Trading in Options.    3
E.    Margin Accounts.    4
F. Gifts    4
G.    Guidelines.    4
III.    OTHER LIMITATIONS ON SECURITIES TRANSACTIONS    9
A.    Restrictions on Purchases of Company Securities.    9
B.    Disgorgement of Profits on Short-Swing Transaction — Section 16 (b).    10
C.    Prohibition of Short Sales.    11
D.    Data and Security Breaches.    11
E.    Filing Requirements.    11
F.    Post-Termination Transactions.    12

I.SUMMARY OF THE COMPANY’S POLICY
A.Compliance with Laws.
It is the policy of Global Industrial Company (f/k/a Systemax Inc.) (the “Company”) that it will without exception comply with all applicable laws and regulations in conducting its business. Each employee and each director of Global Industrial Company and its subsidiaries is expected to abide by this policy. When carrying out Company business, employees and directors must avoid any activity that violates applicable laws or regulations. In meeting the standards set out in this Statement, it is essential that each employee and director conduct the Company’s business with honesty and integrity. Each employee and each director contributes to the Company’s overall reputation. Therefore, each employee and each director must accept individual responsibility for insuring that these standards are implemented.
II.THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING IN SECURITIES
A.General Rule.
The U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. U.S. securities laws give the Company, its officers and directors, and other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities.
All employees and directors should pay particularly close attention to the law against trading on “inside” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. For example, if an employee or a director of a company knows material non-public financial information, that employee or director is prohibited from buying or selling stock in the company until the information has been disclosed to the public. This is because the employee or director knows information that will probably cause the stock price to change, and it would be unfair for the employee or director to have an advantage (knowledge that the stock price will change) that the rest of the investing public does not have. In fact, it is more that unfair — it is considered to be fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe.
The general rule can be stated as follows: It is a violation of the federal securities laws for any person to buy or sell securities if he or she is in possession of material inside information. Information is material if it could affect a person’s decision whether to buy, sell or hold the securities. While it is not possible to identify all information that would be deemed material, examples of information that would generally be considered material include the following:
•financial performance and earnings guidance;
•the decision to suspend earnings guidance;
•potential mergers, acquisitions, joint ventures, dispositions, restructurings or recapitalizations;
•significant related party transactions;

•a significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets;
•bank borrowings or other financing transactions out of the ordinary course;
•The gain or loss of a significant customer or supplier;
•significant changes in volume, market share or product pricing;
•stock splits, public or private securities/debt offerings, or changes in a company’s dividend policies or amounts;
•significant changes in senior management;
•actual, threatened or potential exposure to major litigation, or the resolution of such litigation;
•approvals or denials of requests for regulatory approval by government agencies of significant products, patents or trademarks;
•the contents of forthcoming publications that may affect the market price of a company’s securities;
•a change in auditors or notification that the auditor’s reports may no longer be relied upon;
•significant changes in accounting treatment, write-offs or effective tax rate; and
•impending bankruptcy or financial liquidity problems of the company.
Information is inside information if it has not been publicly disclosed. Information is considered “non-public” until it has been widely disseminated to the public through a public filing, press release, or other non-exclusionary method of disclosure reasonably designed to provide public access, and there has been sufficient time for the market to digest that information.
Furthermore, it is illegal for any person in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities (a practice known as “tipping”). In that case, they may both be held liable.
This Policy applies to transactions in the Company’s securities, including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.
The Securities and Exchange Commission (the “SEC”), the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” (including directors and officers) if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
Insider information does not belong to the individual directors, officers or other employees who may handle it or otherwise become knowledgeable about it. It is an asset of the Company. For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company’s interest. More particularly, in connection with trading in the Company securities, it is a fraud against members of the investing public and against the Company.
B.Who Does the Policy Apply To?
The prohibition against trading on inside information applies to directors, officers and all other employees of the Company and its subsidiaries, and to other people who gain access to that information, such as consultants or independent contractors. The prohibition applies to both domestic and international employees of the Company and its subsidiaries. Because of their access to confidential information on a regular basis, Company policy subjects its directors and certain employees (the “Window Group”) to additional restrictions on trading in the Company securities. The restrictions for the Window Group are discussed in Section G below. In addition, directors and certain employees with inside knowledge of material information may be subject to ad hoc restrictions on trading from time to time.
This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by any person or entity not controlled by, influenced by or related to you or your Family Members.
This policy also applies to any entities influenced or controlled by a director or employee, including any corporations, partnerships or trusts, and transactions by such controlled entities should be treated for the purposes of this policy and applicable securities laws as if they were for the account of such director or employee.
C.Other Companies’ Stocks.
The same rules apply to other companies’ stocks. Employees and directors who learn material information about suppliers, customers, competitors or other companies through their work at the Company, should keep it confidential and not buy or sell stock in such companies until the information becomes public. Employees and directors also should not give tips about such stocks.

D.Trading in Options.
The insider trading prohibition also applies to trading in options, such as put and call options and other derivative securities. Options’ trading is highly speculative and very risky. People who buy options may be betting that the stock price will move rapidly. For that reason, when a person trades in options in his or her employer’s stock, it will arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly where the trading occurs before a Company announcement of major event. It is difficult for an employee or director to prove that he or she did not know about the announcement or event.
If the SEC or the stock exchanges were to notice active options trading by one or more employees or directors of the Company prior to an announcement, they would investigate. Such an investigation could be embarrassing to the Company (as well as expensive), and could result in severe penalties and expense for the persons involved. For all of these reasons, the Company prohibits its employees and directors from trading in options on the Company stock. This policy does not pertain to employee stock options granted by the Company. Employee stock options cannot be traded.
E.Margin Accounts.
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Such margin sales may occur at a time when the accountholder is aware of material nonpublic information or otherwise is not permitted to trade in Company securities. The Company therefore urges all directors, officers and other employees who hold Company securities in a margin account to monitor such account carefully to ensure that such a sale of Company securities will not take place.
F.Gifts.
Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the officer, employee or director is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Guidelines – Restrictions on the Window Group” and the sales by the recipient of the Company securities occur outside of a Window.
G.Guidelines.
The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Company’s policies:
1.Nondisclosure. Material inside information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it.
2.Trading in the Company Securities. No employee or director should place a purchase or sale order, or recommend that another person place a purchase or sale order in the Company’s securities when he or she has knowledge of material information concerning the Company that has not been disclosed to the public.

This includes orders for purchases and sales of stock and convertible securities. The exercise of employee stock options is not subject to this policy. This policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. Additionally, stock that was acquired upon exercise of a stock option will be treated like any other stock and may not be sold by an employee who is in possession of material inside information. Any employee or director who possesses material inside information should wait until the start of the third business day after the information has been publicity released before trading.
3.Avoid Speculation. Investing in the Company’s Common Stock provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short-range speculation based on fluctuations in the market. Such activities put the personal gain of the employee or director ahead of stockholders. Although this policy does not mean that employees or directors may never sell shares, the Company encourages employees and directors to avoid frequent trading in Company Stock. Speculating in Company stock is not part of the Company culture.
4.Trading in Other Securities. No employee or director should place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of another corporation, if the employee or director learns in the course of his or her employment confidential information about the other corporation that can reasonably be expected to affect the value of those securities. For example, it would be a violation of the securities laws if an employee or director learned through Company sources that the Company has intended to purchase assets from a company, and then bought or sold stock in that other company because of the likely increase or decrease in the value of its securities.
5.Restrictions on the Window Group. The Window Group consists of (i) directors and executive officers of the Company and (ii) such other persons as may be designated from time to time by management and informed of such status by the Company’s General Counsel (the “General Counsel”). The Window Group is subject to the following restrictions on trading in Company securities:
Trading in Company securities is permitted after one full trading day following an earnings release with respect to the preceding fiscal period until the 15th day prior to the end of the then current fiscal quarter (the “Window”), subject to the restrictions below:
All trades subject to prior review;
Clearance for all trades should be obtained from the Company’s General Counsel;
No trading outside the Window except for (i) reasons of exceptional personal hardship and subject to prior review and approval by the General Counsel and (ii) sales effected solely in order to pay taxes in respect of the vesting of restricted equity securities or the exercise price and/or taxes in respect of stock acquired upon exercise of stock options on a “cashless exercise” basis, issued to an employee under the Company’s employee equity plans, provided that the sale transaction is effected under a Non-Rule 10b5-1 Trading Arrangement (as defined below); and
Individuals in the Window Group are also subject to the general restrictions on all employees.
From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, individuals may be designated by management as subject to an event-specific restriction and may not trade Company securities. In that situation, the General Counsel may notify these persons that they should not trade in the Company’s securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

The Company does not impose specific stock ownership level requirements on its executives. However, in order to align the interests of senior management with the interests of our shareholders, sales by senior management are generally discouraged, absent special circumstances. Written notice of a proposed sale or purchase should be provided to the Chief Executive Officer and the General Counsel at least three (3) business days before the expected sale or purchase date. Sales by any executive officer or senior management personnel (Vice President or higher), other than approved Non-Rule 10b5-1 Trading Arrangements, or purchases at any time (including during a Window) require the pre-approval of the Company’s Chief Executive Officer, who will confer with the proposed seller/buyer and the Company’s General Counsel, and in the discretion of the Chief Executive Officer with the Chairman of the Board and/or the Lead Director of the Board of Directors.

Other persons, including members of the Window Group, require the pre-approval of the General Counsel, who will confer with the proposed seller/buyer and the Chief Executive Officer.

Sales or purchases by any director other than approved Non-Rule 10b5-1 Trading Arrangements, at any time (including during a Window) require the pre-approval of the Company’s Chairman of the Board or of the Lead Director. Written notice of a proposed sale should be provided to the Chairman and Lead Director at least three (3) business days before the expected sale date, with copies to the Chief Executive Officer and General Counsel. The Chairman of the Board or the Lead Director, as applicable, will confer with the proposed seller and in the discretion of the Chairman or the Lead Director, with the Board of Directors, the Chief Executive Officer and the Company’s General Counsel. In each case, approval for trading by a Director should be made by requesting the approval form from the General Counsel.

6.General Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which the Policy does not apply. Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans and approved Non-Rule 10b5-1 Trading Arrangements.

7.Exceptions for Transfers Pursuant to Rule 10b5-1. Rule 10b5-1(c) under the Securities Exchange Act of 1934 (the “Exchange Act”), and the related rules and regulations as then in effect, provides an affirmative defense to insider trading liability for purchases or sales of securities executed pursuant to a contract, plan or instructions that comply with requirements set forth in that Rule, including by the Company pursuant to a stock buyback program. Accordingly, a member of the Window Group and/or the Company may establish contracts, plans or instructions that comply with the requirements of Rule 10b5-1(c). The trading restrictions outlined in this Section II.G shall not prohibit transfers of Company securities made pursuant to a written contract, letter of instruction or plan that (a) complies with the requirements of SEC Rule 10b5-1 (a “Rule 10b5-1 Plan”), (b) has been approved by the Company’s Nominating/Corporate Governance Committee (the “Committee”), in advance of the first trade thereunder and (c) with respect to which the Committee has received the certification referred to in Section II.G.8 below. However, a member of the Window Group or the Company (as applicable) may not enter into or amend or terminate a 10b5-1 Plan except with prior Committee approval during a Window period, and provided the member of the Window Group or the Company (as applicable) is not aware of material, non-public information about the Company.

The Company reserves the right to make public disclosure a condition to implementation of a 10b5-1 Plan and otherwise to make any public disclosures regarding a 10b5-1 Plan as required by applicable law. If approval for a Rule 10b5-1 Plan is granted, the person establishing the Rule 10b5-1 Plan shall, for as long as such Rule 10b5-1 Plan remains in effect, promptly provide all information reasonably requested by the Company in order to permit the Company to satisfy its disclosure obligations under the Exchange Act and the related rules and regulations then in effect. The Company reserves the right to prohibit any transactions in Company securities, even pursuant to a previously approved 10b5-1 Plan, if the Committee determines that such prohibition is in the best interests of the Company.
8.Procedures for Approving Trades under Rule 10b5-1 Plans. No trades shall be treated as having been made pursuant to a Rule 10b5-1 Plan under this policy unless:

The Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1;

The Committee has approved the Rule 10b5-1 Plan, and has certified such approval in writing at least two business days prior to the date that the Rule 10b5-1 Plan is formally established (and/or prior to any amendment or termination of an existing Rule 10b5-1 Plan, and which amendment or termination is approved by the Committee); and
The person establishing the Rule 10b5-1 Plan has certified to the Committee in writing no earlier than two business days prior to the date that the Rule 10b5-1 Plan is formally established (and/or prior to any amendment or termination of an existing Rule 10b5-1 Plan, and which amendment or termination is approved by the Committee), that:
•Such person is not aware of material nonpublic information concerning the Company and all such trades to be made pursuant to Rule 10b5-1 Plan will be made in accordance with the Exchange Act and the Securities Act, and
•The Rule 10b5-1 Plan (as modified, if applicable) complies with the requirements of Rule 10b5-1.
It shall be the sole responsibility of the person establishing the Rule 10b5-1 Plan to ensure that such plan complies with the requirements of Rule 10b5-1. The existence of the foregoing approval procedures does not in any way obligate the Committee to approve any Rule 10b5-1 Plan. The Committee may reject any Rule 10b5-1 Plan in its sole discretion.
9.Non-Rule 10b5-1 Trading Arrangements. No employee or director shall enter into a Non-Rule 10b5-1 Trading Arrangement with respect to the Company’s securities without approval by the Committee, in advance of the first trade thereunder. If approval is granted, the person establishing the Non-Rule 10b5-1 Trading Arrangement shall, for as long as such Non-Rule 10b5-1 Trading Arrangement remains in effect, promptly provide all information reasonably requested by the Company in order to permit the Company to satisfy its disclosure obligations under the Exchange Act and the related rules and regulations then in effect.
As used herein, a “Non-Rule 10b5-1 Trading Arrangement” means a trading plan where the employee or director asserts that, at a time when they were not aware of material nonpublic information, such person adopted a written arrangement for trading the securities, and the trading arrangement specified (1) the amount, price and date upon which the securities are to be purchased or sold, (2) a written formula or algorithm for determining the amount and price for purchasing or selling, or (3) did not permit the covered person to exercise any subsequent influence over how, when or whether to effect purchases or sales, provided that any person acting on behalf of such covered person does not have access to material nonpublic information.
10.Rules Applicable to Participants in the Employee Stock Purchase Plan; Restrictions on Elections; Section 16 Limitations; Window Group Limitations.

The Company has adopted an Employee Stock Purchase Plan (the “ESPP”), under which eligible employees can elect to purchase common stock of the Company, at a discount to the open market price, through automatic payroll deductions. ESPP participants can increase, decrease, or withdraw their payroll deduction elections as permitted by the ESPP.
However, all employees participating in the ESPP are subject to the restrictions of this Insider Trading Policy. Certain participants may be members of the Window Group and are subject to those restrictions, and certain participants may be subject to the restrictions of the SEC’s Section 16 “short swing profit” rules (see Section III B. below). These restrictions interact with the ESPP as follows:
Employees may not make changes to their ESPP elections when in possession of material inside information.
Window Group employees and Section 16 employees may only make changes to their elections during a Window period.
While purchase transactions effected under the ESPP are exempt from Section 16, and will not be matched with dispositions of Company stock occurring six months prior to or subsequent to the ESPP purchase (such as stock sales in the open market, including stock sold upon option exercises/restricted stock vesting), sales of stock acquired under the ESPP would be matched against acquisitions occurring within 6 months before or after the sale (other than acquisitions under our shareholder approved employee equity plans.
Section 16 employees (officers and directors) are urged to consider Section III below and all employees are urged to consult with the Company’s General Counsel prior to engaging in any transaction or other transfer of Company equity securities regarding the potential applicability of Section 16(b) and the insider trading rules.
11.Dividend Reinvestment Plan.
If the Company has adopted a dividend reinvestment plan (“DRP”), this Policy shall not apply to purchases of Company securities under the DRP resulting from an employee’s reinvestment of dividends paid on Company securities. This Policy shall apply, however, to voluntary purchases of Company securities resulting from additional contributions an employee chooses to make to the DRP, and to an employee’s election to participate in the DRP or increase such employee’s level of participation in the DRP. This Policy shall also apply to an employee’s sale of any Company securities purchased pursuant to the DRP.
12. 401(k) Plan. This Policy does not apply to purchases of Company securities in the Company’s 401(k) plan resulting from an employee’s periodic contribution of money to the plan pursuant to such employee’s deduction election. It should be noted that sales of Company securities from a 401(k) account are also subject to Rule 144, and therefore affiliates should ensure that a Form 144 is filed when required.

13.Other Similar Transactions. Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this Policy.
III.OTHER LIMITATIONS ON SECURITIES TRANSACTIONS
A.Restrictions on Purchases of Company Securities.
In order to prevent market manipulation, the SEC has adopted Rules 10b-6 and 10b-18 under the Exchange Act. Rule 10b-6 generally prohibits the Company or any of its affiliates from buying Company stock in the open market during certain periods while a public offering is taking place. Rule 10b-18 sets forth guidelines for purchases of Company stock by the Company or its affiliates while a stock buyback program is occurring. While the guidelines are optional, compliance with them provides immunity from a stock manipulation charge. Employees and directors should consult with the Company’s General Counsel if they desire to make purchases of Company stock during any period that the Company is making a public offering or buying stock from the public. Unless the Company has entered into an approved 10b5-1 Plan as noted above, all purchases of Company stock during a stock buyback program will occur during a Window period.
B.Disgorgement of Profits on Short-Swing Transaction — Section 16 (b).
Section 16 of the Exchange Act applies to directors and officers of the Company and to any person owning more than ten percent of any registered class of the Company’s equity securities. The section is intended to deter such persons (collectively referred to below as “insiders”) from misusing confidential information about their companies for personal trading gain. Section 16 (a) requires insiders to publicly disclose any changes in their beneficial ownership of the Company’s equity securities (see ‘Filing Requirements’, below) Section 16 (b) requires insiders to disgorge to the Company any “profit” resulting from “short-swing” trades, as discussed more fully below. Section 16 (c) effectively prohibits insides from engaging in short sales (see ‘Prohibition of Short Sales’, below).
Under Section 16 (b), any profit realized by an insider on a “short-swing” transaction (i.e., a purchase and sale, or sale and purchase, of the Company’s equity securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a stockholder acting on its behalf. By law, the Company cannot waive or release any claim it may have under Section 16 (b), or enter into an enforceable agreement to provide indemnification for amounts recovered under the section.
Liability under Section 16 (b) is imposed on a strict liability basis, without regard to whether the insider intended to violate the section. Good faith, therefore, is not a defense. All that is necessary for a successful claim is to show that the insider realized “profits” on a short-swing transaction; however, profit, for this purpose, is calculated as the difference between the sale price and the purchase price in the matching transactions, and may be unrelated to the actual gain on the shares sold. When computing recoverable profits on multiple purchases and sales within a six month period, the courts maximize the recovery by matching the next lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible for an insider to sustain a net loss on a series of transaction while having recoverable profits.
The terms “purchase” and “sale- are construed under Section 16 (b) to cover a broad range of transactions including acquisitions and dispositions in tender offers and certain corporate reorganizations. Moreover, purchases and sales by an insider may be matched with transactions by any person (such as certain family members) whose securities are deemed to be beneficially owned by the insider. Further, certain transactions, such as certain transactions occurring under shareholder approved employee equity plans, are exempt from Section 16.
The Section 16 rules are complicated, very fact specific, and present ample opportunity for inadvertent error. To avoid unnecessary costs and potential embarrassment for insiders and the Company, officers and directors are strongly urged to consult with the Company’s General Counsel prior to engaging in any transaction or other transfer of Company equity securities regarding the potential applicability of Section 16 (b).
C.Prohibition of Short Sales.
Under Section 16(c) rules, insiders are prohibited from effecting “short sales” of the Company’s equity securities. A “short sale” is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale. Wholly apart from Section 16(c), the Company prohibits directors and employees from selling the Company’s stock short. This type of activity is inherently speculative in nature and is contrary to the best interest of the Company and its shareholders.
D.Data and Security Breaches.
Because we prohibit our employees from purchasing or selling our stock or other securities based upon material, non-public information, this could include information regarding a data or information security breach. Employees with such knowledge must obtain from our General Counsel written pre-clearance for any such purchase or sale, which the General Counsel will not issue in the event of a data or information security breach, the existence of which has not been made public.
E.Filing Requirements.
Under Section 16 (a) of the Exchange Act; insiders must file with SEC and any stock exchange on which the Company’s equity securities are listed (i.e. The New York Stock Exchange) public reports disclosing their holding of the transactions involving, the Company’s equity securities. Copies of these reports must also be submitted to the Company. An initial report on Form 3 must be filed by every insider within 10 days after election or appointment disclosing all equity securities of the Company beneficially owned by the reporting person on the date s/he became an insider. Even if no securities were owned on that date, the insider must file a report. Any subsequent change in the nature or amount of beneficial ownership by the inside must be reported on Form 4 and filed within two business days after the date in which the change occurred. Certain exempt transactions may be reported on Form 5 within 45 days after the end of the fiscal year. The fact that an insider’s transactions during the month resulted in no net change, or the fact that no securities were owned after the transactions were completed, does not provide a basis for failing to report.
All changes in the amount or the form (i.e. direct or indirect) of beneficial ownership (not just purchases and sales) must be reported. Thus, such transactions as gifts and stock dividends ordinarily are reportable. Moreover, an officer or director who has ceased to be an officer or director must report any transactions that have occurred within six months of when the person was an insider.
The reports under Section 16 (a) are intended to cover all securities beneficially owned either directly by the inside or indirectly through others. An insider is considered the direct owner of all Company equity securities held in his or her own name or held jointly with other. An insider is considered the indirect owner of any securities from which he obtains benefits substantially equivalent to those of ownership. Thus, equity securities of the Company beneficially owned through partnerships, corporations, trusts, estates, and by family members generally are subject to reporting. Absent countervailing facts, an insider is presumed to be the beneficial owner of securities held by his or her spouse and other family members sharing the same home. But an insider is free to disclaim beneficial ownership of these or any other securities being reported if the insider believes there is a reasonable basis for doing so. In addition, holding of and transactions in stock of the Company by a trust are also reportable under Section 16 if the trustee is an officer of director of the Company and exercises or shares investment control over the securities held by the trust, and either the trustee or a member of the trustee’s immediate family is a beneficiary of the trust. For this purpose, immediate family includes any child, stepchild, grandchild, parent, any mother, father, son, daughter, brother or sister in law, and includes adoptive relationships.
It is important that reports under Section 16 (a) be prepared properly and filed on a timely basis. The reports must be received at the SEC by the filing deadline.
ALL SUCH FILINGS MUST BE MADE TO THE SEC ELECTRONICALLY. IN ADDITION, SUCH FILINGS MUST BE POSTED ON THE COMPANY’S WEBSITE. There is no provision for extension of the filing deadlines, and the SEC can take enforcement action against insiders who do not comply fully with the filing requirements. In addition, the Company is required to disclose in its annual proxy statement the names of insiders who failed to file Section 16 (a) reports properly during the fiscal year, along with the particulars of such instances of noncompliance. Accordingly, the Company strongly urges all directors and officers to notify the Company’s General Counsel prior to any transactions or changes in their or their family members’ beneficial ownership involving Company stock and to avail themselves of the assistance available from the Company’s General Counsel in satisfying the reporting requirements.
F.Post-Termination Transactions
The Policy continues to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material.